Exhibit 99.1

NEWS RELEASE

For Release on November 5, 2020	Contact: Lutz Henckels
4:02 PM (ET)	Executive Vice President & CFO, COO
lhenckels@gigatronics.com
(925) 328-4650 ext. 4698

Giga-tronics Reports Fiscal 2021 Second Quarter And Six Months Results

Dublin, CA – November 5, 2020 – Giga-tronics Incorporated (OTCQB: GIGA) (the “Company”) reported results for the second quarter and six months ended September 26, 2020.

Revenue for the second fiscal quarter was $2.7 million compared to $3.0 million for the second quarter of fiscal 2020. Microsource filter sales in the second quarter decreased to $1.9 million from $2.7 million in the second quarter last year. The decrease in Microsource filter revenues was related to the delayed receipt of certain orders resulting in lower revenue recognition associated with such orders, which also reduced gross margin due to lower overhead absorption. Radar/EW test sales during the second quarter of fiscal 2021 were $820,000 versus $253,000 in the second quarter of fiscal 2020. Net loss attributable to common shareholders for the second quarter was ($477,000), or $(0.18) per share, compared to net income of $44,000, or $0.03 per fully diluted share, for the same period last year. EBITDA for the quarter was ($309,000) compared to $295,000 for the same quarter in fiscal 2020.

Revenue for the six-month period ended September 26, 2020 was $6.2 million compared to $6.5 million for the six-month period ended September 28, 2019. Net loss attributable to common shareholders for the six-month period was ($405,000), or $(0.15) per fully diluted share, compared to net income of $59,000, or $0.04 per fully diluted share, for the same period last year. EBITDA for the six-month period was ($57,000) in fiscal 2021 compared to $600,000 in the same period in fiscal 2020.

John Regazzi, Chief Executive Officer of the Company, said, “Second quarter revenues came in below our expectations, largely due to the delayed receipt of certain orders. We remain on track for a strong year, and anticipate increased revenues at both our Microsource filter and Radar/EW testing divisions in the second half of fiscal 2021.”

Lutz Henckels, Executive Vice President and Chief Financial Officer, stated, “As previously announced, we received a $4.96 million order from Boeing for custom microwave filters for F-15 aircraft. This order reflects our position as a sole source provider of these critical components and the microwave filters business continues to be a dependable and profitable business that complements our growing Radar/EW testing business.”

Mr. Henckels continued, “The Radar/EW segment of our business continues to be a very attractive long term opportunity for us. We expect the combined Microwave Filter business and Radar/EW business to grow further in fiscal 2021 with improved gross margins, as an increasing percentage of revenue is expected to be derived from the more profitable Radar/EW testing business.”

Earnings Conference Call

Giga-tronics will host a conference call today, November 5, 2020, at 4:30 p.m. ET to discuss the second quarter results. To participate in the call, dial (888) 517-2470 or (630) 827-6818 and enter PIN Code 9962743#. The call will also be broadcast over the internet at www.gigatronics.com under "Investor Relations." The conference call discussion reflects management's views as of November 5, 2020.

About Giga-tronics Incorporated

Giga-tronics is a publicly held company, traded on the OTCQB Capital Market under the symbol "GIGA". Giga-tronics produces RADAR filters and Microwave Integrated Components for use in military defense applications as well as sophisticated RADAR and Electronic Warfare (RADAR/EW) test products primarily used in electronic warfare test & emulation applications.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release, other than statements of historical facts, are forward-looking statements. Generally, forward- looking statements and information can be identified by the use of forward-looking terminology such as “expects” or “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should", or “would” occur. Forward-looking statements include, among others, those concerning future product developments, future prospects, future operating results (including, for example, future revenue, growth, expenses, margin and profitability), growth in market share and expected and potential sales to customers.  Forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include the Company’s ability to successfully manufacture its RADAR/EW test products, to identify customer needs and to design and implement new features; the timely receipt of components from third-party suppliers, the receipt or timing of future orders for products or services and cancellations or deferrals of existing or future orders; the adequacy of the Company’s capital resources; the Company’s ability to manage expenses; the results of pending or threatened litigation; the Company’s ability to successfully implement its business plan; the Company’s need to modify its business plan as a result of these or other risks; the volatility in the market price of the Company’s common stock; the circumstances relating to the COVID-19 pandemic and governmental responses; the Company’s use of proceeds from its PPP loan and the ability of the Company to qualify for forgiveness of the loan.  You should not place undue reliance on any forward-looking statements, which are made as of the date of this press release. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements. For further discussion, see the Company’s most recent annual report on Form 10-K for the fiscal year ended March 28, 2020 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and those in other public filings the Company may make with the SEC.

Agency Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

203.972.9200

jnesbett@institutionalms.com

GIGA-TRONICS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands except share data)	September 26, 2020	March 28, 2020*
Assets
Current assets:
Cash and cash-equivalents	$405	$657
Trade accounts receivable, net of allowance of $8 and $8, respectively	1,021	932
Inventories, net	3,166	3,261
Prepaid expenses and other current assets	2,438	2,209
Total current assets	7,030	7,059
Property and equipment, net	458	508
Right of use asset	1,027	1,183
Other long-term assets	176	176
Total assets	$8,691	$8,926
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$1,030	$803
Loans payable, net of discounts and issuance costs	1,490	1,320
Accrued payroll and benefits	398	300
Deferred revenue	—	159
Lease obligations	430	426
Other current liabilities	330	364
Total current liabilities	3,678	3,372
Other non-current liabilities	60	119
Long term obligations – leases	916	1,135
Total liabilities	4,654	4,626
Shareholders' equity:
Preferred stock; no par value; Authorized - 1,000,000 shares Series A convertible- designated 250,000 shares; no shares at September 26, 2020 and March 28, 2020 issued and outstanding	—	—
Series B, C, D convertible - designated 19,500 shares; 17,781.64 shares at September 26, 2020 and 17,781.64 at March 28, 2020 outstanding; (liquidation preference of $3,367 at September 26, 2020 and $3,367 at March 28, 2020)	2,745	2,745
Series E convertible- designated 100,000 shares; 9,200 shares at September 26, 2020 and 9,200 shares at March 28, 2020 outstanding; (liquidation preference of $345 at September 26, 2020 and $345 at March 28, 2020)	177	177
Common stock; no par value; Authorized – 13,333,333 shares; 2,635,856 shares at September 26, 2020 and 2,635,856 shares at March 28, 2020 issued and outstanding	32,094	31,952
Accumulated deficit	(30,979)	(30,574)
Total shareholders' equity	4,037	4,300
Total liabilities and shareholders' equity	$8,691	$8,926

* Derived from the audited consolidated financial statements as of and for the fiscal year ended March 28, 2020.

GIGA-TRONICS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Month Periods Ended		Six Month Periods Ended
(In thousands except per share data)	September 26, 2020	September 28, 2019	September 26, 2020	September 28, 2019
Net revenue
Goods	$822	$373	$1,931	$2,311
Services	1,870	2,662	4,309	4,222
Total revenue	2,692	3,035	6,240	6,533
Cost of goods and services	1,652	1,787	3,686	3,754
Gross profit	1,040	1,248	2,554	2,779
Gross margin	39%	41%	41%	43%
Operating expenses:
Engineering	554	349	991	704
Selling, general and administrative	926	751	1,895	1,798
Total operating expenses	1,480	1,100	2,886	2,502

Operating income (loss)	(440)	148	(332)	277
Interest expense:
Interest expense, net	(32)	(66)	(65)	(124)
Interest expense from accretion of loan discount	—	—	—	(19)
Total interest expense, net	(32)	(66)	(65)	(143)
Income (loss) before income taxes	(472)	82	(397)	134
Provision for income taxes	2	2	2	2
Net income (loss)	$(474)	$80	$(399)	$132
Deemed dividend on Series E shares	$(3)	$(36)	$(6)	$(73)
Net income (loss) attributable to common shareholders	$(477)	$44	$(405)	$59
Depreciation and amortization	39	48	81	95
Amortization of demo equipment	26	32	52	66
Share-based compensation	66	67	142	162
Income taxes	2	2	2	2
Interest and dividends	35	102	71	216
EBITDA	$(309)	295	(57)	600

Loss per common share - basic	$(0.18)	$0.06	$(0.15)	$0.08
Loss per common share - diluted	$(0.18)	$0.03	$(0.15)	$0.04

Weighted average shares used in per share calculation:
Basic	2,636	780	2,636	780
Diluted	2,636	1,580	2,636	1,580

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